As filed with the Securities and Exchange Commission on September 30, 2013
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

XHIBIT CORP.
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-0853320 (I.R.S. Employer Identification No.)

80 E. Rio Salado Parkway, Suite 115
Tempe, Arizona 85281
(Address of principal executive offices)
_________________

Xhibit Corp. 2013 Restricted Stock Plan
 (Full title of the Plan)
_________________

Kevin Weiss
Chief Executive Officer
Xhibit Corp.
80 E. Rio Salado Parkway, Suite 115
Tempe, Arizona 85281
(602) 281-3554
(Name, address and telephone number, including area code, of agent for service)
_________________

Copy to:

Stephen R. Boatwright, Esq.
Alicia M. Corbett, Esq.
Keller Rohrback, P.L.C.
3101 North Central Avenue, Suite 1400
Phoenix, Arizona 85012-2600
(602) 248-0088

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]
Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	10,000,000	$1.895	$18,950,000	$2,584.78

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the Plan by reason of any stock divided, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee.  The computation is based on the average of the high and low prices of the Registrant’s common stock, as reported by the Over-the-Counter Bulletin Board, on September 25, 2013 (which is within five business days prior to the date of filing).

Proposed sale to take place as soon after the effective date of the registration statement as restricted stock under the plan is issued.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The purpose of this Registration Statement is to register under the Securities Act of 1933, as amended (the “Securities Act”), 10,000,000 shares of the Registrant’s common stock, issuable pursuant to the Xhibit Corp. 2013 Restricted Stock Plan (the “Plan”). As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the selected participants in the Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Xhibit Corp. is sometimes referred to as the “Registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

The following documents of the Company filed with the Commission under File. No. 000-52678 are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

 (a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on April 16, 2013, which contains audited financial statements for our latest fiscal year for which such statements have been filed, including all material incorporated by reference therein.

(b)           Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 (filed May 20, 2013) and June 30, 2013 (filed August 19, 2013), including all material incorporated by reference therein.

(c)           Our Current Reports on Form 8-K filed on January 17, 2013, March 29, 2013, April 19, 2013, April 24, 2013, May 22, 2013, June 21, 2013, August 6, 2013, September 17, 2013 and September 20, 2013, and our amended Current Report on Form 8-K/A filed on August 1, 2013, including all material incorporated by reference therein.

(d)           The description of our common stock contained in our Registration Statement on Form 10-SB, filed with the Commission under Section 12(g) of the Exchange Act on June 8, 2007, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents.  You should direct any requests for documents to Scott Wiley, CFO, Xhibit Corp., 80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Nevada law provides that a director is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in such director's capacity as a director unless it is proven that:

•	the director's act or failure to act constituted a breach of the director's fiduciary duty as a director; and

•	the director's breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our Articles of Incorporation provide that, to the extent permitted by Nevada law, a director will not be personally liable for monetary damages to the corporation or its shareholders for breach of his or her fiduciary duty as a director, except for liability under the above-listed exception.

Nevada law does not permit a corporation to indemnify directors against judgments in actions brought by or in the right of the corporation in which the director was adjudged liable to the corporation and extends this limitation to indemnification of officers.  However, Nevada law does permit indemnification for reasonable expenses in these situations if the indemnification is ordered by a court.

Under Nevada law, directors and officers as well as other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  In addition, Nevada law permits the corporation to advance expenses upon a written undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification.  Nevada law specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by bylaws, agreements, votes of shareholders or disinterested directors, or otherwise.

Our Articles of Incorporation provide to directors and officers indemnification to the full extent provided by law; therefore, directors and officers will have all the protections available to directors and officers of Nevada corporations.  The Articles of Incorporation also provide that the corporation may enter into specific agreements with individual officers or directors for greater or different indemnification.

As is permitted under Nevada law, the Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which might be incurred by them in such capacities and against which they may or may not be indemnified by the Company.

The Company has entered or will enter into indemnification agreements with each of its directors and executive officers. The agreements create certain indemnification obligations of the Company in favor of the directors and executive officers and, as permitted by applicable law, clarify and expand the circumstances under which a director or executive officer will be indemnified.

The above discussion of Nevada law and of our Articles of Incorporation, Bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation, Bylaws and indemnification agreements.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit
3.1	Articles of Incorporation (incorporated by reference from Exhibit 3.01 to the Registrant’s registration statement on Form 10-SB, filed with the Commission on June 8, 2007)

3.2	Bylaws (incorporated by reference from Exhibit 3.05 to the Registrant’s registration statement on Form 10-SB, filed with the Commission on June 8, 2007)

4.1	Xhibit Corp. 2013 Restricted Stock Plan

4.2	Form of Restricted Stock Award Agreement (tenure-based cliff vesting)

4.3	Form of Restricted Stock Award Agreement (tenure-based installment vesting)

4.4	Form of Restricted Stock Award Agreement (performance-based vesting)

5.1	Opinion of Keller Rohrback, P.L.C.

23.1	Consent of Keller Rohrback, P.L.C. (included in Exhibit 5.1)

23.2	Consent of Farber Hass Hurley LLP

24.1	Power of Attorney (see signature page)

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on this 27th day of September, 2013.

XHIBIT CORP. By: /s/ Kevin Weiss Kevin Weiss, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kevin Weiss his or her true and lawful attorney-in-fact and agent, with the power of substitution and resubsitution, to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to Kevin Weiss full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin Weiss Kevin Weiss	Chief Executive Officer and Chairman	September 27, 2013
/s/ Scott Wiley Scott Wiley	Chief Financial Officer and Principal Accounting Officer	September 27, 2013
/s/ David P. Franke David P. Franke	Director	September 30, 2013

/s/ Jahm Najafi Jahm Najafi /s/ Michael J. Schifsky Michael J. Schifsky	Director Senior Vice President and Director	September 30, 2013 September 27, 2013
/s/ James D. Staudohar James D. Staudohar	Director	September 30, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit
3.1	Articles of Incorporation (incorporated by reference from Exhibit 3.01 to the Registrant’s registration statement on Form 10-SB, filed with the Commission on June 8, 2007)

3.2	Bylaws (incorporated by reference from Exhibit 3.05 to the Registrant’s registration statement on Form 10-SB, filed with the Commission on June 8, 2007)

4.1	Xhibit Corp. 2013 Restricted Stock Plan

4.2	Form of Restricted Stock Award Agreement (tenure-based cliff vesting)

4.3	Form of Restricted Stock Award Agreement (tenure-based installment vesting)

4.4	Form of Restricted Stock Award Agreement (performance-based vesting)

5.1	Opinion of Keller Rohrback, P.L.C.

23.1	Consent of Keller Rohrback, P.L.C. (included in Exhibit 5.1)

23.2	Consent of Farber Hass Hurley LLP

24.1	Power of Attorney (see signature page)